Exhibit 23.2

ROBERT M. PRICE (DC, MD)
-----------------------
BHUPINDERPAL S. CHHABRA (DC, INDIA)
RAMI NUSEL (NY, ISRAEL)
MARY SUE DONAVAN (DC, NY)

             OF COUNSEL
SAHLU MIKAEL (DC, NY, ETHIOPIA)
NAZANIN M. NASRI (DC, VA, IRAN)

LAW OFFICES OF DAVID E. PRICE 13520 ORIENTAL ST ROCKVILLE, MD 20853 --------- TEL (301) 460-5818 www.Pricelaw.com	DISTRICT OFFICE 1915 EYE ST NW WASHINGTON, DC 20006 VIRGINIA OFFICE 601 KING ST., SUITE 400 ALEXANDRIA, VIRGINIA 22314 ISRAEL OFFICE DIAMOND TOWER, 28TH FLOOR 3A JABOTINSKI RD., RAMAT-GAN 52520

May 12, 2008

Gentlemen:

I have acted as counsel to Axiom Management Inc. (the "Company") in connection with its filing of a registration statement on Form 10.

In my capacity as counsel to the Company, a Nevada corporation, I have examined the Company's Certificate of Incorporation and By-laws, as amended to date, and the minutes and other corporate proceedings of the Company.

With respect to factual matters, I have relied upon statements and certificates of the Company. I have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as I have deemed relevant hereto. In all such examinations I have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to me.

Sincerely yours,

David E. Price, Esq.